CONTACTS From: Tony DeFazio	For: Jennifer Weingartner Director of Investor Relations
DDCworks	Phillips Edison – ARC Shopping Center REIT Inc.
tdefazio@ddcworks.com	jweingartner@phillipsedison.com
Ph: (484) 342-3600	Ph: (513) 619-5058

FOR IMMEDIATE RELEASE

Phillips Edison–ARC Shopping Center REIT Inc. Surpasses $650 Million in Total Portfolio Acquisitions

CINCINNATI, OH, July 1, 2013 — Phillips Edison–ARC Shopping Center REIT Inc. (the “Company”) today announced that it has acquired four (4) grocery-anchored shopping centers at an aggregate purchase price of approximately $117 million. These acquisitions further diversify the Company’s portfolio by including the Company’s first acquisitions in New Mexico and Wisconsin. The Company also purchased its first property in Austin, Texas.

The four acquisitions bring the Company’s total portfolio to 46 properties anchored by 18 leading grocers, in 18 states, with a portfolio aggregate purchase price of approximately $650.7 million.

Shiloh Square is a 139,720 square foot shopping center located in the Atlanta, Georgia metropolitan area. The shopping center is anchored by a Kroger grocery store, the No. 1 grocery store in the Atlanta area by market share. Approximately 70 percent of the rents at the shopping center come from national tenants.

Northcross is a 280,243 square foot shopping center located in Austin, Texas. The shopping center is anchored by a 98,800 square foot Walmart Supercenter which is on a long-term lease through March 2029. Other national tenants at this shopping center include Walgreens, Game Stop, GNC, Guitar Center, Great Clips, and Weight Watchers.

Glenwood Crossings is an 87,504 square foot shopping center located in the Milwaukee, Wisconsin metropolitan area. The shopping center is anchored by a 55,000 square foot Pick ‘n Save grocery store, which is a banner of Roundy’s (NYSE: RNDY). Pick ‘n Save is the No. 1 grocer by market share in the Milwaukee market.

The Pavilions at San Mateo is a 151,451 square foot shopping center located in Albuquerque, New Mexico. The shopping center is anchored by a 36,926 square foot Walmart Neighborhood Market grocery store. Walmart is the No. 1 grocer by market share in the Albuquerque area. Approximately 84 percent of the rents at the shopping center come from national tenants.

About Phillips Edison – ARC Shopping Center REIT Inc.

Phillips Edison-ARC Shopping Center REIT Inc. is a public non-traded REIT that seeks to acquire and manage well-occupied grocery-anchored neighborhood shopping centers having a mix of national and regional retailers selling necessity-based goods and services, in strong demographic markets throughout the United States. The REIT is co-sponsored by two industry leaders: Phillips Edison & Company, who has acquired over $2.3 billion in shopping centers throughout the United States, and AR Capital, LLC, a real estate investment program sponsor dedicated to governance best practices. As of July 1, 2013, the Company owned, directly or indirectly through a joint venture in which it has a controlling interest, and managed an institutional quality retail portfolio consisting of 46 grocery-anchored shopping centers totaling approximately 4.9 million square feet. For more information on the company, please visit the website at www.phillipsedison-arc.com.

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